Exhibit 4.36

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is made and entered into as of the 29th day of April, 2013 (“Effective Date”), by and between Weibo Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”) and SINA Corporation, an exempted company incorporated under the laws of the Cayman Islands (“Parent”).  Parent and Company may each individually be referred to as a “Party” and collectively as the “Parties.”  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (defined below).

Recitals

WHEREAS, Ali WB Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Investor”) and the Parties have entered into that certain Share Subscription and Purchase Agreement dated as of the Effective Date (the “Purchase Agreement”);

WHEREAS, as part of the Purchase Agreement, the Parties desire to enter into an agreement as of the Effective Date pursuant to which certain Intellectual Property owned by Parent and the Company shall be licensed to each other; and

WHEREAS, each Party is willing to enter into this Agreement and grant the licenses contemplated hereby on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter contained, the Parties hereto agree as follows:

Agreement

1.                                      Definitions.

“Allocation Rules” means the rules and procedures to be applied for the allocation of revenues and costs, assets, services, employees and any other item appearing on the financial statements, between members of the Company Group, on the one hand, and members of the Parent Group, on the other hand, a copy of which is attached as Schedule 2 of the Purchase Agreement, as amended from time to time.

“Business” means (a) the microblogging and social networking platforms, products, applications and services in online and mobile formats of the nature operated, managed, developed or serviced as of the date hereof by the WFOE, WM, Parent and/or any other Affiliate of Parent, excluding such platforms, products, applications and services (other than those operated, developed or serviced by the Company, its Subsidiaries or WM) operated by members of the Parent Group as of the date hereof; and (b) any business developed by the Company or its Subsidiaries operating under either the Weibo domain name (other than applications owned and controlled by Parent or an unaffiliated third party) or the SINA-Weibo brand.

“Company Owned Intellectual Property” means any Target Business IP or Intellectual Property (other than Trademarks) owned by the Company and its Subsidiaries as of the Closing Date that as of the Closing Date is used by any member of the Parent Group, including without limitation the Intellectual Property set forth on Schedule A, and any Improvements thereto, including Company Improvements and Company Requested Improvements (as defined in Section 4.1).

“Exclusive SINA Marks” means the Trademarks set forth on Schedule B and the Eye Logo.

“Eye Logo” means the Trademarks set forth on Schedule F.

“Field of Use” means any platform originating from a product, application or service that is primarily microblogging and social networking in nature.

“Intellectual Property” means all worldwide intellectual property rights, including (a) inventions, patents and patent applications; (b) trademarks, service marks, trade names, trade dress, Internet domain names and other source indicators, together with the goodwill associated exclusively therewith; (c) copyrights, Software, websites; (d) registrations and applications for registration of any of the foregoing in (a) — (c); and (e) trade secrets, know-how and proprietary or confidential information.

“Improvement” means any improvement, modification, translation, update, upgrade, new version, enhancement or other derivative work.

“Omitted Target Business IP” means any Target Business IP identified by Investor or Parent after the Closing that has not been transferred to the Company or its Subsidiaries as of Closing pursuant to the Purchase Agreement.

“Parent Group” means Parent and each of its Subsidiaries, other than members of the Company Group.

“Parent Owned Intellectual Property” means any Intellectual Property (other than Trademarks) owned by the Parent and its Subsidiaries that as of the Closing Date is used in the Business but is not primarily or necessarily related to the Business, including without limitation the Specified Software and Technology, and any Improvements thereto created by a member of the Parent Group.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Specified IP” means the Specified Software and Technology (including any Improvements thereto other than Company Requested Improvements) and the Exclusive SINA Marks.

“Specified Software and Technology” means the software, technology and Intellectual Property (other than Trademarks) set forth on Schedule C hereto, including the proprietary software used for advertising publishing, sales management and other functionality as identified therein.

“Subject IP” means the Intellectual Property set forth on Schedule D.

“Target Business IP” means all Intellectual Property that is primarily related or necessary to the Business.

“Trademarks” means trademarks, service marks, domain names, trade dress, trade names, corporate names, logos, designs, symbol, slogan, social media identifiers and other identifiers of source or goodwill.

“Transition Period” means (a) with respect to the WB Marks, the period during which any applications, filings, notifications, consents, approvals, authorizations and other actions are pending before a Governmental Authority until such are registered, received, obtained or resolved, as applicable; and (b) with respect to the Omitted Target Business IP, the period prior to and until such Omitted Target Business IP is transferred to the Company.

“WB Marks” means the Trademarks set forth on Schedule E.

2.                                      Grant and Scope of License.

2.1                               Subject to the terms and conditions herein, Parent, on behalf of itself and other members of the Parent Group, hereby grants to the Company and its Subsidiaries a perpetual, worldwide, royalty-free, fully paid-up (except as set forth below in Section 3), non-sublicensable (except as set forth below in Section 2.4), non-transferable (except as set forth below in Section 9.2), limited, (a) exclusive (even as to Parent and the Parent Group) license under the Exclusive SINA Marks and (b) non-exclusive license under the Parent Owned Intellectual Property, solely to use, reproduce, modify, prepare derivative works of, perform, display, otherwise exploit and exercise all rights under the Exclusive SINA Marks and the Parent Owned Intellectual Property, in each instance, solely within the Field of Use, and make, have made, sell, offer to sell and distribute all products, services and applications that are within the Field of Use.  Parent agrees that, during the term of this Agreement, it will not, directly or indirectly, use or allow third parties to use the Eye Logo, whether in the Field of Use or outside the Field of Use.

2.2                               Subject to the terms and conditions herein, Parent, on behalf of itself and other members of the Parent Group, hereby grants to the Company and its Subsidiaries an exclusive (even as to Parent and the Parent Group), worldwide, royalty-free, fully paid-up, non-sublicensable (except as set forth below in Section 2.4), non-transferable (except as set forth below in Section 9.2), limited license under the Omitted Target Business IP, the Subject IP and the WB Marks, solely to use, reproduce, modify, prepare derivative works of, perform, display, otherwise exploit and exercise all rights under the Omitted Target Business IP, the Subject IP and the WB Marks, in each instance, solely within the Field of Use, and make, have made, sell, offer to sell and distribute all products, services and applications that are within the Field of Use during the Transition Period.  At or prior to Closing, Parent shall use commercially reasonable efforts to execute all documents necessary for the transfer to the Company of the Subject IP and the WB Marks and, as soon as practicable after the Closing Date, Parent shall use commercially reasonable efforts to transfer the Omitted Target Business IP, and to complete the transfer of the Subject IP and the WB Marks to the Company, provided that Parent shall not be held liable if the failure to complete such transfer is directly caused by any applicable laws, regulations, principles or procedures reasonably beyond the control of Parent.  Upon transfer, the Omitted Target Business IP and the Subject IP shall be deemed Company Owned Intellectual Property for the purposes of this Agreement solely to the extent such Omitted Target Business IP or Subject IP were used by the Parent or a member of the Parent Group as of the Closing Date.  Upon complete transfer of the Omitted Target Business IP, the Subject IP and the WB Marks, the license set forth in this Section 2.2 shall terminate.

2.3                               Subject to the terms and conditions herein, Company, on behalf of itself and other members of the Company Group, hereby grants to Parent and the members of the Parent Group a non-exclusive, perpetual, worldwide, non-sublicensable (except as set forth below in Section 2.4), non-transferable (except as set forth below in Section 9.2) limited license under the Company Owned Intellectual Property solely to use, reproduce, modify, prepare derivative works of, perform, display or otherwise exploit the Company Owned Intellectual Property, which may be charged at reasonably allocated costs in accordance with the Allocation Rules and on fair and reasonable terms to be mutually agreed upon by the Parties except as set forth in Section 4.2.

2.4                               Each licensed Party hereunder may sublicense the licenses received herein solely (a) to its vendors, consultants, contractors and suppliers, solely in connection with their providing services to Parent and/or the Parent Group, on the one hand, or the Company and/or its Subsidiaries, on the other hand, as the case may be; and (b) to its distributors, customers and end-users, solely in connection with the distribution, licensing, offering and sale of their current and future products related to each of their businesses, as applicable, but not for any independent or unrelated use of any such Person.

2.5                               As between Parent and the Company, Parent retains title to (a) the Specified IP, (b) the Subject IP and the Omitted Target Business IP (in each case, only during the Transition Period) and (c) the Parent Owned Intellectual Property, and does not convey any proprietary interest therein to the Company other than the licenses or as otherwise expressly specified herein.  All rights in and to such Specified IP, Subject IP and Parent Owned Intellectual Property not expressly granted herein are hereby reserved exclusively by Parent.  The Company shall reasonably cooperate and provide reasonable assistance as may be necessary to confirm Parent’s ownership rights in accordance with the foregoing. As between Parent and the Company, Company retains title to (a) the Company Owned Intellectual Property; (b) the Subject IP and the Omitted Target Business IP (in each case, after the Transition Period) and (c) the WB Marks (after the Transition Period) and does not convey any proprietary interest therein to the Parent other than the licenses or as otherwise expressly specified herein.  All rights in and to such Company Owned Intellectual Property, Subject IP, Omitted Target Business IP and WB Marks not expressly granted herein are hereby reserved exclusively by Company.  Parent shall reasonably cooperate and provide reasonable assistance as may be necessary to confirm Company’s ownership rights in accordance with the foregoing.

2.6                               Each Party acknowledges and agrees that, except as set forth in Section 2.9, Section 3 and Section 4 hereof, neither Party has any obligations under this Agreement with respect to delivery, training, registration, maintenance, policing, support, notification of infringements or renewal with respect to any Intellectual Property licensed herein.

2.7                               In order to preserve the inherent value of the Exclusive SINA Marks, the Company shall ensure that the nature and quality of products, applications or services in connection with which the Company uses the Exclusive SINA Marks shall continue to be at least equal to the nature and quality of the products, applications or services offered in connection with the Business immediately prior to the Effective Date.  The Company agrees to use the Exclusive SINA Marks only in accordance with such branding and style guidelines as used by the Business immediately prior to the Effective Date or as otherwise may be established by Parent in connection with its own business and communicated in writing to the Company from time to time or as may otherwise be agreed to by the Parties from time to time.  The Company shall not modify, edit, change or alter the portion of the Exclusive SINA Marks that does not incorporate a WB Mark in any manner in connection with their use under this Agreement.  In the event that Parent reasonably determines that any use by the Company of the Exclusive SINA Marks is in violation of this Section 2.7, the Company shall remedy such non-conforming use as soon as practicable and if, in the reasonable determination of Parent, the use poses a threat to the validity or enforceability of the Exclusive SINA Marks or harm to Parent’s business, reputation or goodwill, the Company shall, promptly following receipt of notice from Parent, cease and desist all such non-conforming uses.

2.8                               All goodwill and improved reputation generated by the Company’s use of the Exclusive SINA Marks shall inure solely to the benefit of Parent.  The Company shall not (a) use the Exclusive SINA Marks in any manner that tarnishes, degrades, disparages or reflects adversely on Parent or Parent’s business or reputation, or which dilutes or otherwise harms the value, reputation, or distinctiveness of the Exclusive SINA Marks or the goodwill therein, (b) in any jurisdiction, without Parent’s prior written consent, file applications to register any Trademarks that consist of, in whole or in part, or are confusingly similar to, the portion of the Exclusive SINA Marks that does not incorporate a WB Mark, including, for the avoidance of doubt, ,SINA or 新浪, (c) contest, challenge or otherwise make any claim or take any action adverse to Parent’s ownership of or interest in the Exclusive SINA Marks, (d) register any domain names that consist of, in whole or in part, or are confusingly similar to such portion of the Exclusive SINA Marks that does not incorporate a WB Mark, or register that same portion as a trade name and/or company names for the Company or any of its Affiliates, (e) use, associate or link, in any manner, any Exclusive SINA Marks or Specified IP in connection with any illegal materials, pornographic, obscene or sexually explicit materials, materials of a violent nature, or politically sensitive materials (provided that, with respect to user generated content, this requirement will be fulfilled if the Company uses commercially reasonable efforts to monitor such content and remove or “take down” such content in a manner consistent with past practice), or (f) without Parent’s prior written consent, not to be unreasonably withheld or delayed, create or develop any new products or services within the Field of Use after the Closing whose name derives from, is confusingly similar to or otherwise would constitute infringement of the portion of the Exclusive SINA Marks that does not incorporate a WB Mark.

2.9                               As between the Parties, each Party shall have sole and exclusive discretion and control with respect to prosecuting, obtaining, maintaining, renewing and protecting applications and registrations for any Intellectual Property it owns and shall do so at its own cost and expense during the term of this Agreement, except as provided herein.  Each Party shall notify the other Party promptly in writing in the event such Party becomes aware of any third party infringement or threatened infringement of any Exclusive SINA Marks in the Field of Use.  Parent shall have the first right to enforce such Exclusive SINA Marks against such infringement or threatened infringement.  If, upon Company’s request, Parent elects not to enforce any such Exclusive SINA Marks, then it shall so notify the Company in writing as soon as practicable but in no event more than one (1) month after receipt of notice from the Company that an infringement or alleged infringement exists, and Company may, at its sole cost and expense, take steps to enforce the Exclusive SINA Marks in the Field of Use, and shall at all times keep Parent reasonably informed as to the status of any such enforcement action.  Parent shall reasonably cooperate with the Company, at the Company’s sole cost and expense, in connection with any such enforcement efforts.  Parent shall renew any registration for any Exclusive SINA Marks and WB Marks that are scheduled to expire during the term of this Agreement and the Transition Period, respectively, and shall re-record this Agreement at the Trademark Office of China at such time that Parent renews such registration.  Upon transfer of the WB Marks, the Subject IP and Omitted Target Business IP to the Company pursuant to Section 2.2, the Company shall be solely responsible for, at its own cost and expense, the prosecution, maintenance, renewal, protection and recordation of such Intellectual Property.

3.                                      Maintenance and Support.

During the term of this Agreement, Parent shall continue to provide or cause to be provided all support services to the Company that Parent provided to the Company as of the Effective Date, including maintenance and technical support for the Specified Software and Technology.  Such maintenance and support services shall be provided pursuant to the service levels consistent with past practice, and may be charged at reasonably allocated costs in accordance with the Allocation Rules and on fair and reasonable terms to be mutually agreed upon by the Parties.

4.                                      Improvements; Delivery.

4.1                               The Company acknowledges that Parent is under no obligation to create any Improvements to the Specified Software and Technology.  If Parent independently creates or develops any Improvements to the Specified Software and Technology during the term of this Agreement (the “Parent Improvements”), Parent shall license or offer the Company access to such Parent Improvements at such time as those Improvements were created or developed, but in all cases free of any fees or charges, and if accepted by the Company, shall deliver any such Improvements to the Company.  For the avoidance of doubt, such Parent Improvements shall be deemed Specified Software and Technology for the purposes of this Agreement and licensed to the Company pursuant to the license granted in Section 2.1.  The Company may, from time to time, request Parent to make specific Improvements to the Specified Software and Technology from Parent (the “Company Requested Improvements”) and Parent shall, at Company’s expense, make commercially reasonable efforts to comply with such request.  As between Parent and the Company, the Company shall own and retain all right, title and interest in and to any Company Requested Improvements, and all such Company Requested Improvements shall be deemed Company Owned Intellectual Property for the purposes of this Agreement.

4.2                               If the Company creates or develops any Improvements to the Company Owned Intellectual Property during the term of this Agreement and licenses to or makes such Improvements available to third parties for use (the “Company Improvements”), the Company shall also license to or offer the Parent access to such Company Improvements at such time as being offered to such third parties, charged at reasonably allocated costs in accordance with the Allocation Rules and on fair and reasonable terms to be determined by the Parties, and if accepted by the Parent, shall deliver any such Improvements to Parent.  As applicable, the Company shall deliver to Parent any such Company Improvements as soon as practicable.  For the avoidance of doubt, such Company Improvements shall be deemed Company Owned Intellectual Property for the purposes of this Agreement and licensed to Parent pursuant to the license granted in Section 2.3.

5.                                      Confidential Information.

Each Party hereto shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such Party in good faith to protect confidential information of third parties delivered to such Party, provided that such Party may deliver or disclose Confidential Information to (a) such Party’s officers, directors, employees, investors, agents, representatives, accountants and counsel who agree to hold confidential the Confidential Information; (b) any Governmental Authority having jurisdiction over such Party to the extent required by Law; or (c) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any Law applicable to such party, (ii) in response to any subpoena or other legal process, or (iii) in connection with any litigation to which such Party is a Party; provided further that, in the cases of clauses (b) or (c), such Party shall provide each other Party hereto with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of each other Party) a protective order, confidential treatment or other appropriate remedy.

6.                                      Term and Termination.

6.1                               This Agreement shall commence as of the date first above written and shall continue in effect thereafter unless and until terminated in accordance with the provisions of this Agreement.

6.2                               Parent shall have the right to terminate the license granted in Section 2.1 (but not this Agreement) if: (a) the Company fails to comply with Sections 2.7 or 2.8 of this Agreement or (b) the Company materially fails to comply with Section 5 of this Agreement by disclosing the Specified Software and Technology to a competitor of Parent or of the Company, in each case of (a) and (b), provided such default has not been cured within thirty (30) days after written notice of such default to the Company (such thirty (30) days remediation period will be available only when such breach is curable).

6.3                               Parties agree that the termination of the license in Section 2.1 will not terminate Parent’s obligation to transfer the Omitted Target Business IP, the Subject IP and the WB Marks pursuant to this Agreement.

6.4                               Upon termination of this Agreement, each Party shall promptly return to the other Party or destroy all materials comprising any Confidential Information of the other Party, including all copies, translations and conversions thereof and shall make no further use thereof. Each Party shall certify to the other in writing that it has complied with the provisions of this Section 6.4.

6.5                               The obligations of the Parties in Sections 5-9 shall survive termination of this Agreement.  Nothing contained herein shall limit any other remedies that Parent or the Company may have for the default of either Party under this Agreement nor relieve either Party of any of their obligations incurred prior to such termination.

7.                                      Disclaimer.

EXCEPT AS PROVIDED IN THE PURCHASE AGREEMENT, (I) THE INTELLECTUAL PROPERTY LICENSED BY EACH PARTY HEREUNDER IS PROVIDED “AS IS,” (II) NEITHER PARTY PROVIDES ANY WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY SUCH INTELLECTUAL PROPERTY, AND (III) THE PARTIES SPECIFICALLY DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES THAT MAY BE OTHERWISE IMPLIED FROM ANY COURSE OF DEALING OR COURSE OF PERFORMANCE OR USAGE.

8.                                      Limitation of Liability.

EXCEPT FOR ANY BREACH OF SECTION 2 OR SECTION 5 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9.                                      General Provisions.

9.1                               All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

(a)                                 if to Parent:

SINA Corporation
20F Beijing Ideal International Plaza
No.58 Northwest 4th Ring Road
Haidian, Beijing 100080
People’s Republic of China
Facsimile: +86 10 8260 7167

Attention: Herman Yu

with a copy to:

Shearman & Sterling LLP

12th Floor East Tower, Twin Towers

B-12 Jianguomenwai Dajie

Beijing 100022, People’s Republic of China

Facsimile:  +86 10 6563 6001

Attention:  Lee Edwards

(b)                                 if to the Company:

北京市海淀区彩和坊路6号朔黄发展大厦7-10层

7-10 F, Shuo Huang Development Building,

No.6 Cai He Fang Road, Haidian District, Beijing

9.2                               The Company shall not assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary or by operation of law, without the prior written consent of Parent.  Parent may assign or transfer this agreement to any successor by way of merger, acquisition or sale of all or substantially all of the assets relating to this Agreement.  Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

9.3                               This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong without regard to the conflict of laws rules stated therein.

9.4                               This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, both Parties that expressly references the section of this Agreement to be amended; or (b) by a waiver in accordance with Section 9.5.

9.5                               Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

9.6                               If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.7                               The headings in this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

9.8                               Parent shall record this Agreement at the Trademark Office of China and at the Patent Bureau of China within three (3) months after the Effective Date of this Agreement.  The Parties agree to work together in good faith to modify this Agreement or enter into one or more new trademark license agreements subordinate to this Agreement as necessary in order to obtain such recordation.  In the event of any conflict or inconsistency between any provision of such new trademark license agreement and the provisions set forth in the body of this Agreement, the provisions set forth in this Agreement shall control and govern.  If required by local Administration for Industry and Commerce (“AIC”), each Party shall also file a copy of this Agreement with the local AIC above the county level respectively where such Party domiciles.

9.9                               The Parties hereto acknowledge and agree that the Parties hereto may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party hereto may not be adequately compensated by monetary damages alone and that the Parties hereto may not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any Party hereto may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement (including Sections 2.1, 2.2 and 2.3) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

9.10                        Without limiting either Party’s remedies under Section 9.9, any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the International Chamber of Commerce (the “ICC”) Rules in force at the time of commencement of the arbitration.

(a)                                 The arbitral tribunal shall consist of three arbitrators.  The arbitrators shall be appointed in accordance with the ICC Rules.

(b)                                 The language to be used in the arbitration proceedings shall be English.

(c)                                  Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the Parties hereto and (iii) enforceable in any court of competent jurisdiction, and the Parties hereto agree to be bound thereby and to act accordingly.

(d)                                 The Parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreement contained in the Transaction Documents.  In addition, the Parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(e)                                  In the event a dispute is referred to arbitration hereunder, the Parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(f)                                   It shall not be incompatible with this arbitration agreement for any Party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

9.11                        This Agreement, together with all the Schedules and other attachments hereto, constitutes the entire agreement of the Parties hereto as of the date hereof with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties hereto with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the day, month and year first written above.

/s/ SINA CORPORATION

/s/ WEIBO CORPORATION

Schedule A

Company Owned Intellectual Property

No.	Title	Owner/Applicant	Patent Type	Registration Authority	Patent/Application Number	Jurisdiction	Remarks
1.	身份识别器	Beijing Weibo Internet Technology Co., Ltd	Design Patent	SIPO	zl201330310847.1	PRC	Authorized
2.	一种话题信息展现方法和装置	Beijing Weibo Internet Technology Co., Ltd	Invention Patent	SIPO	201110439258.8	PRC	In Application
3.	一种信息处理方法和装置	Beijing Weibo Internet Technology Co., Ltd	Invention Patent	SIPO	201210001116.8	PRC	In Application
4.	一种信息发布方法和装置	Beijing Weibo Internet Technology Co., Ltd	Invention Patent	SIPO	201210158030.6	PRC	In Application
5.	一种信息发布装置	Beijing Weibo Internet Technology Co., Ltd	Utility Models	SIPO	2012202293963.0	PRC	In Application
6.	一种推送微博的方法及装置	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210385036.7	PRC	In Application
7.	一种推送微博的方法及装置	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210385035.2	PRC	In Application
8.	自动生成API接口的描述文档的方法和装置	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210581818.8	PRC	In Application

No.	Title	Owner/Applicant	Patent Type	Registration Authority	Patent/Application Number	Jurisdiction	Remarks
9.	基于服务器获取认证令牌的方法及系统	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210564169.0	PRC	In Application
10.	基于开放平台实现第三方应用授权的方法、装置及系统	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210564785.6	PRC	In Application
11.	自动问答方法、自动问答系统及构建问答实例库的方法	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210533328.0	PRC	In Application
12.	限制开放平台的调用的方法	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210560275.1	PRC	In Application
13.	推送数据信息的方法及数据信息推送系统	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201310001267.8	PRC	In Application
14.	获取关注用户聚合信息的方法、装置及系统	Weibo Internet Technology (China) Co. Ltd.	Invention Patent	SIPO	201210540161.0	PRC	In Application

*SIPO refers to the State Intellectual Property Office of the People’s Republic of China.

Schedule B

Exclusive SINA Marks

No.	Trademark	Registrant/ Applicant	Registration/ Application Number	Class	Jurisdiction
1		Sina.com Technology (China) Co. Ltd.	9340422	41	PRC
2		Sina.com Technology (China) Co. Ltd.	9337632	35	PRC
3		Sina.com Technology (China) Co. Ltd.	9340455	42	PRC
4		Sina.com Technology (China) Co. Ltd.	9337631	38	PRC
5	新浪微博	美商华渊资讯股份有限公司（SINA.COM ONLINE）	7651204	42	PRC
6	新浪微博	美商华渊资讯股份有限公司（SINA.COM ONLINE）	9290756	42	PRC

No.

Trademark

Registrant/ Applicant

Registration/ Application Number

Class

Jurisdiction

7	新浪微博	美商华渊资讯股份有限公司（SINA.COM ONLINE）	7651205	9	PRC
8		美商华渊资讯股份有限公司（SINA.COM ONLINE）	01525798	35	TW
9		美商华渊资讯股份有限公司（SINA.COM ONLINE）	01525970	38	TW
10		美商华渊资讯股份有限公司（SINA.COM ONLINE）	01532623	42	TW

Schedule C

Specified Software and Technology

No.	Name/Description
1	Advertising Publishing: A platform that schedules the booking and publishes the advertisement on online media platforms.

2	Sales Management: A platform that streamlines the sales process and manages the customer relationship.

3	Procurement Reimbursement: A platform that manages the purchase and reimbursement process, with budget and inventory control.

4	Financial Management: Financial management platform with accounting processing, financial control and analytics.

5	Flow Statistics: A statistics platform that supports online analytics on web traffic and user behavior.

6	Monitoring and Censoring: A control platform that monitors and censors the online content published by operator and operator’s users.

Schedule D

Subject IP

No.	Title	Owner/Applicant	Patent Type	Registration Authority	Patent/Application Number	Jurisdiction	Remarks
1.	一种视频微博的发布方法、系统及客户端	Sina.com Technology (China) Co. Ltd.	Invention Patent	SIPO	201210365278.X	PRC	In Application

Schedule E

WB Marks

A.  Trademarks

No.	Marks	Registrant/Applicant	Registration/ Application Number	Class	Registration/ Application Date	Registration Authority	Jurisdiction	Remarks
1.	微博	Sina.com Technology (China) Co. Ltd.	7649615	35	2010-12-28	Trademark Office of China	PRC	Authorized. Shenzhen Trademark Association filed a cancellation based on improper registration against this trademark.
2.	微博	Sina.com Technology (China) Co. Ltd.	7649578	16	2009-8-26	Trademark Office of China	PRC	In application
3.		Sina.com Technology (China) Co. Ltd.	9013622	9	2010-12-31	Trademark Office of China	PRC	In application
4.		Sina.com Technology (China) Co. Ltd.	9013649	16	2010-12-31	Trademark Office of China	PRC	In application
5.		Sina.com Technology (China) Co. Ltd.	9013692	35	2010-12-31	Trademark Office of China	PRC	In application

No.	Marks	Registrant/Applicant	Registration/ Application Number	Class	Registration/ Application Date	Registration Authority	Jurisdiction	Remarks
6.		Sina.com Technology (China) Co. Ltd.	9013728	38	2010-12-31	Trademark Office of China	PRC	In application
7.		Sina.com Technology (China) Co. Ltd.	9013788	41	2010-12-31	Trademark Office of China	PRC	In application
8.		Sina.com Technology (China) Co. Ltd.	9013822	42	2010-12-31	Trademark Office of China	PRC	In application

B.  Domain Names

No.	Domain Name	Registrant	Renewal Date	Remarks
1.	weibo.中国（中國）	Sina.com Technology (China) Co. Ltd.	2015-10-29
2.	微博	Sina.com Technology (China) Co. Ltd.	2015-3-11	Wireless web site
3.	weibo.to	Beijing Sina Internet Information Service Co., Ltd.	2014-8-7
4.	weibo.by	Beijing Sina Internet Information Service Co., Ltd.	2014-8-7
5.	weibo.ae	Beijing Sina Internet Information Service Co., Ltd.	2014-8-7

No.	Domain Name	Registrant	Renewal Date	Remarks
6.	weibo.kg	Beijing Sina Internet Information Service Co., Ltd.	2014-8-7
7.	weibo.gs	Beijing Sina Internet Information Service Co., Ltd.	2014-8-6
8.	weibo.ro	Beijing Sina Internet Information Service Co., Ltd.	2014-8-6
9.	t.cn	Beijing Sina Internet Information Service Co., Ltd.	2014-8-23

C.  Generic Top Level Domain Names

	String	Application no.	Applicant
1	.微博	1-950-28485	Sina Corporation
2	.weibo	1-950-50638	Sina Corporation

Schedule F

Eye Logo

No.	Trademark	Registrant	Registration Number	Class	Jurisdiction
1		Sina.com Technology (China) Co. Ltd.	9337630	9	PRC
2		Sina.com Technology (China) Co. Ltd.	9337629	16	PRC
3		Sina.com Technology (China) Co. Ltd.	9337628	35	PRC
4		Sina.com Technology (China) Co. Ltd.	9337627	38	PRC
5		Sina.com Technology (China) Co. Ltd.	9340398	41	PRC
6		Sina.com Technology (China) Co. Ltd.	9340475	42	PRC